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                                                                     EXHIBIT 99


                                 [COMPANY LOGO]


NEWS RELEASE
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JUNE 26, 2000

JOURNAL REGISTER COMPANY ANNOUNCES AGREEMENT TO SELL ST. LOUIS WEEKLY NEWSPAPER GROUP TO PULITZER INC.

TRENTON, NJ - Journal Register Company (NYSE: JRC) announced today that it has reached an agreement to sell the Suburban Newspapers of Greater St. Louis (including the LADUE NEWS) to Pulitzer Inc. (NYSE: PTZ) of St. Louis for $165 million or approximately 12.9 times 1999 EBITDA.

"The sale of the SUBURBAN JOURNALS to Pulitzer, owner of the ST. LOUIS POST-DISPATCH, should be beneficial to both readers and advertisers in the greater St. Louis area," said Journal Register Company Chairman, President and Chief Executive Officer Robert M. Jelenic. "Pulitzer is acquiring an outstanding weekly group with an extremely talented staff. We are happy that these award-winning publications are going to Pulitzer, a company of great standing in the St. Louis community."

"The transaction is expected to close in the second half of the year," added Jean B. Clifton, Journal Register Company Executive Vice President and Chief Financial Officer, "and is subject to the receipt of customary approvals, including review under the Hart-Scott-Rodino Act."

In February, Journal Register Company announced its plans to sell its Ohio, Missouri and Illinois newspaper assets.

Pulitzer Inc. is engaged in newspaper publishing and related new media activities. The company's newspaper operations include two major metropolitan dailies, the ST. LOUIS POST-DISPATCH and THE ARIZONA DAILY STAR in Tucson, AZ, and 12 other dailies. Pulitzer Inc. also engages in a variety of new media and interactive initiatives, including Web sites related to the newspapers in St. Louis and Tucson and a number of its other dailies.

Journal Register Company, which had 1999 total revenues of $470 million, is a leading U.S. newspaper publishing company that owns 25 daily newspapers, including the NEW HAVEN REGISTER, Connecticut's second largest daily and Sunday newspaper, and 200 non-daily publications. All of the Company's operations are strategically clustered in seven geographic areas: Connecticut, Philadelphia and its surrounding areas, Ohio, the greater St. Louis area, central New England, and the Capital- Saratoga and Mid-Hudson regions of New York.

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JOURNAL REGISTER COMPANY ANNOUNCES AGREEMENT TO SELL ST. LOUIS WEEKLY
NEWSPAPER GROUP TO PULITZER INC.

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Journal Register Company currently operates 147 individual Web sites featuring the Company's daily newspapers and non-daily publications, which can be accessed at journalregister.com. The Company currently has equity investments in AdOne, LLC, a premier Internet-based classified advertising service, and PowerAdz.com, LLC, a leading Internet infrastructure provider for the newspaper industry.

This news release contains forward-looking statements that involve a number of risks and uncertainties, which could cause actual results to differ materially. These include, but are not limited to, the success of the Company's acquisition strategy, competitive pressures and general or regional economic conditions. Additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.



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